Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Mondee Holdings, Inc. (formerly ITHAX Acquisition Corp.), of our audit report dated March 19, 2022, relating to the consolidated financial statements of Mondee Holdings II, Inc., and subsidiaries as of and for the years ended December 31, 2021 and 2020, which appears in the Registration Statement on Form S-1 as amended (File No. 333-266277) for the latest fiscal year for which such statements have been filed.

/s/ KNAV P.A.

KNAV P.A.

Atlanta, Georgia

November 29, 2022